SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)


				AMENDMENT NO. 2


                             Mity Enteprises, Inc.
                                 --------------
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    606850105
                                    ---------
                                 (CUSIP Number)

                                 Paul D. Sonkin
                           Hummingbird Management, LLC
                    (f/k/a Morningside Value Investors, LLC)
                           460 Park Avenue, 12th Floor
                            New York, New York 10022
                                212 750-7117
                            ------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                April 27, 2006
                                -----------------
             (Date of Event Which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box /_/.

     Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.



--------
1   The  remainder  of this  cover  page  shall be filled  out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


------------------------                            ----------------------------
CUSIP No. 606850105                13D/A                      Page 2 of 10 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Management, LLC
                    (f/k/a Morningside Value Investors, LLC)
                               IRS No. 13-4082842
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /x/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    166,176
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               166,176
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     166,176
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================



------------------------                            ----------------------------
CUSIP No. 606850105                13D/A                      Page 3 of 10 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Paul D. Sonkin
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /x/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    166,176
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               166,176
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     166,176
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     OO
================================================================================

 .

------------------------                            ----------------------------
CUSIP No. 606850105                13D/A                      Page 4 of 10 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Capital, LLC
                    (f/k/a Morningside Capital,  LLC)

--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /x/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    166,176
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               166,176
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     166,176
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     OO
================================================================================


------------------------                            ----------------------------
CUSIP No. 606850105                13D/A                      Page 5 of 10 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Value Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   83,489
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               83,489
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     83,489
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     LP
================================================================================




------------------------                            ----------------------------
CUSIP No. 606850105                13D/A                      Page 6 of 10 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Microcap Value Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    82,687
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               82,687
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     82,687
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     LP
================================================================================


------------------------                            ----------------------------
CUSIP No. 606850105                13D/A                      Page 7 of 10 Pages
------------------------                            ----------------------------
   1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Concentrated Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                     0

  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                0

               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                      0

--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     LP
================================================================================


------------------------                            ----------------------------
CUSIP No. 606850105                13D/A                      Page 8 of 10 Pages
------------------------                            ----------------------------

  AMENDMENT NO. 2 TO SCHEDULE 13D

         This Amendment No. 2, dated May 1, 2006, to Schedule 13D is filed by the Reporting Persons and amends Schedule 13D as previously filed by the Reporting Persons with the Securities and Exchange Commission on March 21, 2006 (the "Schedule 13D"), relating to the common stock, $.01 par value (the "Common Stock") of MITY ENTERPRISES, INC, a Utah Corporation.

          The following constitutes the Schedule 13D filed by the undersigned (the "Schedule 13D").

ITEM 1    SECURITY AND ISSUER

          Title of Class of Securities

               Common Stock (the "Shares")

          Name and Address of Issuer

               Mity Enterprises, Inc. (the "Company" or the "Issuer") 1301 W. 400 North
               Orem, UT 84057



          Items 3,and 5 of the Schedule 13D are hereby amended and restated, as follows:



ITEM 3    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          As of May 1, 2006, Hummingbird has caused HVF, Microcap Fund, and Concentrated Fund to invest approximately $931,004, $1,075,711, and $0, respectively, in the Shares of the Issuer using their working capital.

ITEM 5    INTEREST IN SECURITIES OF THE ISSUER

          (a) As investment manager of HVF, Microcap Fund, and Concentrated Fund, Hummingbird may be deemed to have the sole voting and investment authority over the Shares owned by HVF, Microcap Fund, and Concentrated Fund, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3"), may be deemed to be the beneficial owner of 166,176 Shares representing approximately 4.2% of the outstanding shares of the Issuer (based upon 4,024,898 shares of Common Stock outstanding as of January 24, 2006 as reported on Form 10-Q for the period ended Decmeber 31, 2005.) Hummingbird disclaims any beneficial ownership of the Shares covered by this Statement.

          Mr. Sonkin, as the managing member and control person of Hummingbird, may be deemed to have the sole voting and investment authority over the Shares beneficially owned by Hummingbird and, for purposes of Rule 13d-3, may be deemed to be the beneficial owner of 166,176 Shares representing approximately 4.2% of the outstanding shares of the Issuer. Mr. Sonkin disclaims any beneficial ownership of the Shares covered by this Statement.

------------------------                            ----------------------------
CUSIP No. 606850105                13D/A                     Page  9 of 10 Pages
------------------------                            ----------------------------

          HC, as the general partner of each of HVF, Microcap Fund, and Concentrated Fund, Hummingbird may be deemed to have the sole voting and investment authority over the Shares owned by HVF, Microcap Fund, and Concentrated Fund, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3"), may be deemed to be the beneficial owner of 166,176 Shares representing approximately 4.2% of the outstanding shares of the Issuer (based upon 4,024,898 shares of Common Stock outstanding as of January 24, 2006 as reported on Form 10-Q for the period ended Decmeber 31, 2005.) Hummingbird disclaims any beneficial ownership of the Shares covered by this Statement.

          HVF is the beneficial owner of 83,489 Shares or 2.1% of the outstanding shares of the Issuer.

          Microcap Fund is the beneficial owner of 82,687 Shares or 2.1% of the outstanding shares of the Issuer.

	  Concentrated Fund is the beneficial owner of 0 Shares or 0.0% of the outstanding shares of the Issuer.


          (c) Hummingbird caused HVF to effect the following transactions in the Shares during the past 60 days.

                                              NUMBER OF
   DATE              TYPE                      SHARES         PRICE/SHARE
   ----              ----                      ------         -----------
3/30/2006	open market sale		 2,400 		19.012
4/3/2006	open market sale		   500 		19.284
4/4/2006	open market sale		   500 		19.240
4/7/2006	open market sale		11,255 		19.012
4/10/2006	open market sale		   295 		19.060
4/12/2006	open market sale		   500 		19.000
4/20/2006	open market sale		 1,000 		19.000
4/27/2006	open market sale		 6,000 		18.700
4/28/2006	open market sale		   206 		18.710



	   (c) Hummingbird caused Microcap Fund to effect the following transactions in the Shares during the past 60 days.

                                              NUMBER OF
   DATE              TYPE                      SHARES         PRICE/SHARE
   ----              ----                      ------         -----------
3/30/2006	open market sale		2,398		19.012
4/3/2006	open market sale		  500		19.284
4/4/2006	open market sale		  500		19.240
4/7/2006	open market sale	       12,153		19.012
4/10/2006	open market sale		  200		19.060
4/12/2006	open market sale		  500		19.000
4/20/2006	open market sale		1,000		19.000
4/27/2006	open market sale		6,000		18.700
4/28/2006	open market sale		  200		18.710


	Hummingbird caused the Concentrated Fund to effect no transactions in theShares during the past 60 days as set forth below:


           (d)         Inapplicable.

           (e)         Inapplicable.




ITEM 6   Inapplicable

ITEM 7   MATERIAL TO BE FILED AS EXHIBITS

    	 Inapplicable


                                   SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated: May 1, 2006           HUMMINGBIRD MANAGEMENT, LLC
                                   (f/k/a Morningside Value Investors, LLC)


                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member


                                    /s/ Paul D. Sonkin
                                   -------------------------------------
                                   PAUL D. SONKIN


------------------------                            ----------------------------
CUSIP No. 606850105                13D/A                     Page 10 of 10 Pages
------------------------                            ----------------------------


                                   HUMMINGBIRD VALUE FUND, L.P.

                                   By: Hummingbird Capital, LLC

                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member

                                   HUMMINGBIRD MICROCAP VALUE
                                   FUND, L.P.

                                   By: Hummingbird Capital, LLC

                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member



                                 HUMMINGBIRD CONCENTRATED
                                   FUND, L.P.

                                   By: Hummingbird Capital, LLC

                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member



                                   HUMMINGBIRD CAPITAL, LLC
                                   (f/k/a Morningside Capital, LLC)


                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member